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                                                             Exhibit (a)(1)(iii)

      E-MAIL COMMUNICATION TO ELIGIBLE KPMG CONSULTING, INC. OPTIONHOLDERS,
                             DATED FEBRUARY 1, 2002


To:           Eligible KPMG Consulting, Inc. Optionholders
From:         David W. Black, Executive Vice President and General Counsel

Date:         February 1, 2002
Re:           Stock Option Exchange Program

     Pursuant to Rand Blazer's announcement earlier today, attached to this e-mail are the following documents containing details about the stock option exchange program:

     o    Offer to Exchange;

     o Election Form (can be opened, completed and returned via electronic mail or printed, completed and sent via internal mail, facsimile (212-954-7113) or regular or overnight mail);

     o Notice of Withdrawal (can be opened, completed and returned via electronic mail or printed, completed and sent via internal mail, facsimile (212-954-7113) or regular or overnight mail); and

     o Form of Rights Letter (if you decide to participate in the stock option exchange program, and if KPMG Consulting accepts your exchanged options, then you will receive this communication shortly after the expiration of the offer period).

     Please read the information provided in the attached documents and, as advised in the announcement, carefully consider your decision before accepting or rejecting the offer. If you wish to accept the offer to participate in the stock option exchange program, complete the Election Form and send it as soon as possible to the attention of Linda Chan, Stock Plan Manager, by electronic mail as indicated below, interoffice mail, facsimile (212-954-7113), or regular or overnight mail (KPMG Consulting, Inc., Attn: Option Exchange, 757 Third Avenue, 8th Floor, New York, NY, 10017). The Election Form must be received before 12:00 Midnight, Eastern Standard Time, on Friday, March 1, 2002, unless the offer is extended by KPMG Consulting, in its sole discretion. Your eligible options will not be considered tendered until your Election Form is received. We will only accept delivery of the Election Form by electronic mail, interoffice mail, facsimile, or regular or overnight mail. The method of delivery is at your option and risk. You are responsible for making sure that the Election Form is delivered before the deadline. You must allow for delivery time based on the method of delivery that you choose to ensure your Election Form is received on time.

     Electronic Delivery of Election Form. Attached to this e-mail is an icon labeled "Election Form." Simply open that document, complete the form on your computer, and type your full name, as it appears on your option agreement, on the signature line. Then send the completed document as an attachment to US-optionexchange@kpmg.com.

     If you would rather keep your eligible options and not participate in the offer, we ask that you complete the Election Form indicating your intent not to participate and promptly return the Election Form as directed in the paragraphs above. This will aid us in our efforts with respect to administration of the exchange program. Even if you return the Election Form indicating your nonparticipation, you may subsequently elect to tender your eligible options at any time prior to the expiration of the offer by delivering a properly completed Election Form.

     You can obtain information about your existing options, including grant date, exercise price, vesting schedule and number of underlying shares, at http://www.msdw-spa.com. This site is hosted by our stock option administrators, Morgan Stanley. To access the site you will need your "Login I.D." (which is generally your social security number if you are a U.S. taxpayer, your social insurance number if you are a Canadian resident, and your Stock Plan I.D. if you are an Israeli, Egyptian, Thai or U.K. resident) as well as your six-digit "password," which is

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your personal identification number or "PIN". If you do not know your PIN, you can call Morgan Stanley's Participant Service Center at 1-888-316-4418 or 1-201-533-4004 to speak with a customer service agent.

     If you would prefer to receive hard copies, via mail or facsimile, of the documents we distribute in connection with this offer rather than receiving electronic copies via your KPMG Consulting e-mail account, you should contact Linda Chan, Stock Plan Manager, as soon as possible via telephone (212-872-4394), facsimile (212-954-7113) or e-mail (US-optionexchange@kpmg.com).

     If you have any questions after reading the Offer to Exchange, the Election Form or the other materials, please contact Linda Chan at 212-872-4394 or send your questions to US-optionexchange@kpmg.com.